Exhibit 99.1

Viracta Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Provides a Corporate Update

Pivotal NAVAL-1 study of Nana-val in Epstein-Barr virus-positive (EBV+) lymphoma open at 70 sites globally; update on first lymphoma subtype that may advance from Stage 1 to Stage 2 expected in the first half of 2023

Completed initial enrollment into the fourth dose level in the dose escalation part of the Phase 1b/2 trial of Nana-val in advanced EBV+ solid tumors

Data from the complete dose escalation part of the Phase 1b/2 trial of Nana-val in advanced EBV+ solid tumors expected in 2023

Received orphan drug designation (ODD) from the European Commission for Nana-val for the treatment of diffuse large B-cell lymphoma; sixth ODD globally and the second in Europe

Cash, cash equivalents and investments of $91.0 million as of December 31, 2022; anticipated cash runway into late 2024

San Diego, March 13, 2023 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide, today announced financial results for the fourth quarter and full year 2022 and provided an update on recent corporate developments.

“Over the past months we made important progress towards our goal of developing Nana-val as a tumor agnostic therapy for patients with difficult-to-treat EBV-associated cancers,” said Mark Rothera, President and Chief Executive Officer of Viracta. “The latest data from our solid tumor trial showed a confirmed partial response and no dose limiting toxicities through three of five planned dose levels in patients with recurrent or metastatic nasopharyngeal carcinoma. We look forward to reporting data from the full dose escalation part of the trial, selecting our recommended Phase 2 dose, initiating the Phase 2 nasopharyngeal carcinoma expansion cohort and evaluating Nana-val in additional EBV-positive solid tumors later this year. Our pivotal NAVAL-1 trial site footprint continues to grow as we seek to advance multiple EBV-positive lymphoma subtypes into Stage 2 of this global study. With these anticipated milestones ahead of us and a cash runway into late 2024, we believe Viracta is well-positioned to generate value for patients and shareholders over the coming months.”

Program Highlights and Anticipated Milestones

Pivotal NAVAL-1 trial of Nana-val in relapsed/refractory (R/R) EBV+ lymphoma

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NAVAL-1 continues to make strong progress with 70 sites open for enrollment globally and medical science liaisons deployed in all key territories. Continued expansion of the study footprint is anticipated in 2023.
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An update on NAVAL-1’s first lymphoma subtype that may advance from Stage 1 to Stage 2 is anticipated in the first half of 2023.
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Additional update(s) on other NAVAL-1 lymphoma subtype(s) are expected throughout 2023.

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Phase 1b/2 trial of Nana-val in patients with recurrent/metastatic (R/M) EBV+nasopharyngeal carcinoma (NPC) and other advanced EBV+ solid tumors

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Preliminary safety and efficacy data from the first three dose levels of the Phase 1b dose escalation part of the trial were presented at the European Society for Medical Oncology Immuno-Oncology (ESMO-IO) Conference in December 2022. Data showed that Nana-val was well tolerated with no dose limiting toxicities (DLTs) reported.
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Partial response (PR) confirmed at the third dose level of the Phase 1b dose escalation part of the trial. Initial enrollment into the fourth dose level is complete.
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Complete Phase 1b dose escalation data and selection of the recommended Phase 2 dose (RP2D) are expected in 2023.
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Initiation of the trial’s Phase 2 randomized expansion cohort designed to evaluate Nana-val at the RP2D with or without pembrolizumab in patients with R/M EBV+NPC is expected in the second half of 2023.
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Initiation of the trial’s exploratory Phase 1b expansion cohort designed to evaluate Nana-val at the RP2D in patients with other advanced EBV+ solid tumors is expected in the second half of 2023.

Regulatory

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Received ODD from the European Commission for Nana-val for the treatment of diffuse large B-cell lymphoma. This was the sixth ODD for Nana-val globally and the second granted by the European Commission.

Fourth Quarter and Full Year 2022 Financial Results

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Cash position – Cash, cash equivalents and short-term investments totaled approximately $91.0 million as of December 31, 2022, which Viracta expects will be sufficient to fund its operations into late 2024, excluding any additional borrowing under a $50.0 million credit facility, of which $25.0 million remains available, at the Company’s request, subject to the discretion of the lenders.
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Research and development expenses – Research and development expenses were materially consistent for the three months ended December 31, 2022 and 2021 totaling approximately $6.7 million and $7.3 million, respectively. Research and development expenses increased to $26.3 million compared to $23.9 million for the years ended December 31, 2022 and 2021, respectively. The increase in research and development expenses in 2022 were primarily driven by increases in costs incurred to support the advancement and expansion of our clinical development programs, including incremental costs to support NAVAL-1, our pivotal trial in R/R EBV+ lymphoma, and the initiation of our Phase 1b/2 trial for the treatment of advanced EBV+ solid tumors in late 2022, as well as an increase in personnel-related costs and non-cash share-based compensation.
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Purchased and acquired in-process research and development – Purchased and acquired in-process research and development expenses of $88.5 million were recorded for the year ended December 31, 2021. The expenses were related to the $4.0 million payment associated with the termination of the collaboration and license agreement with Shenzhen Salubris Pharmaceutical Co. Ltd. Non-cash and non-recurring costs of $84.5 million were related to the write-off of in-process research and development acquired in the merger with Sunesis Pharmaceuticals.
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General and administrative expenses – General and administrative expenses increased to $4.9 million compared to $4.0 million for the three-months ended December 31, 2022 and 2021, respectively. This increase was primarily due to an increase in personnel-related costs versus the comparative period. General and administrative expenses increased to $24.3 million compared to $15.4 million for the years ended December

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31, 2022 and 2021, respectively. The increase can be primarily attributed to a one-time, non-recurring expense associated with the transition of the former Chief Executive Officer totaling $5.6 million and severance related charges recorded in accordance with the separation agreement of $0.8 million. The remaining increase can be attributed to an increase in non-severance personnel-related costs.
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Gain on royalty purchase agreement – The gain on royalty purchase agreement for the year ended December 31, 2021, was associated with upfront proceeds of $13.5 million recorded in connection with the multi-license milestone and royalty monetization transaction with XOMA (US) LLC.
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Adjusted loss from operations – Adjusted loss from operations of $25.8 million for the year ended December 31, 2021, excluded the non-recurring operating expenses associated with the write-off of in-process research and development acquired in the merger and the termination agreement with Salubris Pharmaceutical Co. Ltd. (a non-GAAP measure) of $88.5 million. There was not a comparative adjustment to loss from operations for the three and twelve months ended December 31, 2022.
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Net loss – Net loss was approximately $10.3 million, or $0.27 per share (basic and diluted) for the quarter ended December 31, 2022, compared to a net loss of $11.4 million or $0.31 per share (basic and diluted) for the same period in 2021. Net loss was approximately $49.2 million, or $1.30 per share (basic and diluted) for the year ended December 31, 2022, compared to a net loss of $114.8 million or $3.60 per share (basic and diluted) for the same period in 2021.

About NAVAL-1

NAVAL-1 (NCT05011058) is a global, multicenter trial of Nana-val in R/R EBV+ lymphoma. The trial employs a Simon two-stage design where participants are enrolled into six indication cohorts based on EBV+lymphoma subtype in Stage 1. If a pre-specified activity threshold is reached within a lymphoma subtype in Stage 1 (n=10), additional patients will be enrolled in Stage 2 for a total of 21 patients. EBV+ lymphoma subtypes demonstrating promising activity in Stage 2 may be further expanded following discussion with regulators to potentially support registration.

About the Phase 1b/2 Trial of Nana-val in R/M EBV+ NPC and Other EBV+ Solid Tumors

This Phase 1b/2 trial (NCT05166577) is an open-label, multinational trial evaluating Nana-val alone and in combination with pembrolizumab. The Phase 1b dose escalation part is designed to evaluate safety and to determine the RP2D of Nana-val in patients with R/M EBV+ NPC. In Phase 2, up to sixty patients with R/M EBV+ NPC will be randomized to receive Nana-val at the RP2D with or without pembrolizumab to evaluate safety, overall response rate, and potential pharmacodynamic markers. Additionally, patients with other advanced EBV+ solid tumors will be enrolled to receive Nana-val at the RP2D in a Phase 1b dose expansion cohort.

About Nana-val (Nanatinostat and Valganciclovir)

Nanatinostat is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which are key to inducing viral genes that are epigenetically silenced in Epstein-Barr virus (EBV)-associated malignancies. Nanatinostat is currently being investigated in combination with the antiviral agent valganciclovir as an all-oral combination therapy, Nana-val, in various subtypes of EBV-associated malignancies. Ongoing trials include a pivotal, global, multicenter, open-label Phase 2 basket trial in multiple subtypes of relapsed/refractory EBV+ lymphoma (NAVAL-1) as well as a multinational Phase 1b/2 trial in patients with EBV+ recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors.

About Viracta Therapeutics, Inc.

Viracta is a precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val).

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Nana-val is currently being evaluated in multiple ongoing clinical trials, including a pivotal, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed/refractory Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational, open-label Phase 1b/2 trial for the treatment of EBV+recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors. Viracta is also pursuing the application of its “Kick and Kill” approach in other virus-related cancers.

For additional information please visit www.viracta.com.

Forward Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details, timeline and expected progress for Viracta's ongoing and anticipated trials and updates regarding the same, including NAVAL- 1 and the Phase 1b/2 trial of Nana-val in EBV+ solid tumor and the sufficiency of current cash reserves to fund ongoing operations for the specified period. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta's ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta's competitors and its industry; the impact of government laws and regulations; Viracta's ability to protect its intellectual property position; and Viracta's estimates regarding future expenses, capital requirements and need for additional financing in the future.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communications

Viracta Therapeutics, Inc.

abarreto@viracta.com

SOURCE Viracta Therapeutics, Inc.

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Viracta Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	December 31,
	2022	2021

Cash, cash equivalents and short-term investments	$91,043	$103,554
Total assets	$95,991	$108,552
Total liabilities	$34,888	$14,181
Stockholders' equity	$61,103	$94,371

Viracta Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$6,703	$7,303	$26,262	$23,861
Purchased and acquired in-process research and development	—	—	—	88,478
General and administrative	4,871	4,015	24,327	15,437
Total operating expenses	11,574	11,318	50,589	127,776
Gain on Royalty Purchase Agreement	—	—	—	13,500
Loss from operations	(11,574)	(11,318)	(50,589)	(114,276)
Total other income (expense)	1,248	(129)	1,392	(486)
Net loss	(10,326)	(11,447)	(49,197)	(114,762)
Unrealized gain (loss) on short-term investments	21	—	(178)	—
Comprehensive loss	(10,305)	(11,447)	(49,375)	(114,762)
Net loss per share, basic and diluted	$(0.27)	$(0.31)	$(1.30)	$(3.60)
Weighted-average common shares outstanding, basic and diluted	38,315,658	37,431,800	37,790,981	31,870,067

Viracta Therapeutics, Inc.
Reconciliation of GAAP Loss from Operations to Adjusted Loss from Operations
(in thousands)

	Year Ended December 31,
	2022	2021

Loss from operations	$(50,589)	$(114,276)
Less: Purchased and acquired in-process research and development	—	88,478
Adjusted loss from operations	$(50,589)	$(25,798)

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